Francesca's Holdings Corporation Appoints

Mark J. Vendetti

Chief Financial Officer

HOUSTON, TEXAS — February 07, 2013 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced the appointment of Mark J. Vendetti as Senior Vice President and Chief Financial Officer. Mr. Vendetti will assume his position on March 4, 2013. In this role, Mr. Vendetti will report to Chief Executive Officer, Neill Davis.

Mr. Vendetti brings a wealth of financial experience having worked in a variety of industries during his professional career. Most recently Mr. Vendetti was Vice President of Finance at Abercrombie and Fitch, where he served as CFO of the Direct-to-Consumer business and managed financial planning and analysis. As part of the Direct-to-Consumer leadership team, Mr. Vendetti was primarily responsible for strategy and finance.

Prior to joining Abercrombie and Fitch, Mr. Vendetti served as SVP, Corporate Finance at XM Satellite Radio where he was responsible for finance, planning and analysis, and treasury. Previously, Mr. Vendetti held finance and accounting related managerial positions with Sears, Procter & Gamble, and General Electric.

Mr. Vendetti holds a bachelor’s degree in mathematics from Amherst College and a Masters in Business Administration from Harvard University.

Mr. Davis commented, “Mark brings over 20 years of experience to Francesca’s as a finance executive in the retail and consumer industries. His background in developing corporate infrastructures to deliver growth makes him an excellent addition to the management team. I am excited to welcome Mark and look forward to working with him as we continue to deliver our growth initiatives.”

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. francesca's® appeals to the 18-35 year-old, fashion conscious, female customers, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. francesca's® boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week. For additional information on francesca's®, please visit www.francescas.com

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